Exhibit 10.14
PERFORMANCE SHARE AWARD AGREEMENT
PURSUANT TO THE
CHEMTURA CORPORATION 2010 LONG-TERM INCENTIVE PLAN

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Participant:

Grant Date:                    [March 1, 2016]

Number of Performance Shares
Granted (“Target Award”) :

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THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Chemtura Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Chemtura Corporation 2010 Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units subject to performance-based vesting (“Performance Shares”) provided herein to the Participant.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:
1.Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
2.Grant of Performance Shares. The Company hereby grants to the Participant, as of the Grant Date specified above, the number of Performance Shares specified above as the Target Award. Each Performance Share represents the right to receive one share of Stock on a future date, based upon the attainment of certain performance goals related to total shareholder return and continued employment or service, as set forth herein. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the shares of Stock underlying the Performance Shares, except as otherwise specifically provided for in the Plan or this Agreement. It is intended that the Performance Shares qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code and the regulations promulgated thereunder.

3.Performance Goals.
(a)The Company’s TSR Percentile (as defined below) will be measured with respect to the period beginning on January 1, 2016 and ending on December 31, 2018 (the “Performance Period”), and the right to the Performance Shares will be determined based on the following schedule:

Company’s TSR Percentile	Percentage Multiplier
75th or greater	200%
50th	100%
25th	25%
less than 25th	0%

If the Company’s TSR Percentile falls between the measuring points on the foregoing schedule, the Percentage Multiplier will be determined based on linear interpolation. Any fractional Performance Shares resulting from the vesting of the Performance Shares shall be rounded down to the nearest whole number. In no event shall the maximum number of Performance Shares that may be deliverable pursuant to this Agreement exceed 200% of the Target Award.

(b)For purposes of this Agreement, the following terms shall have the following meanings:
(i) “Closing Average Share Price” means the average of the Closing Price of a share of relevant stock for the last 30 calendar days.
(ii) “Closing Price” means the last reported sale price of a share of relevant stock as traded on the principal exchange or market on which the stock is then trading, as determined by the Committee for a relevant date in its sole discretion.
(iii) “Company’s TSR Percentile” means, the percentile measured on the last trading day of the Performance Period in which the Company’s Total Shareholder Return falls as compared to the Total Shareholder Return of the companies included in the Dow Jones Chemical Index as of the last trading day of the Performance Period. The Company’s TSR Percentile will be approved by the Committee as soon as practicable following the end of each Performance Period.
(iv) “Total Shareholder Return” means the percentage change in the relevant Closing Average Share Price determined from the immediately preceding trading day prior to the first day of the Performance Period through the last day of the Performance Period (or immediately preceding trading day if such day is not a trading day) assuming reinvestment of dividends on the ex-dividend date.
4.Delivery of Shares.
(a)General. Subject to the provisions of Sections 5 and 9 below, provided that the Participant remained employed with the Company through the last day of the Performance Period, the number of shares of Stock that correspond to the number of Performance Shares subject to the Target Award, multiplied by the Percentage Multiplier determined in accordance with Section 3 above, will be delivered to the Participant as soon as practicable after the Committee has approved the Company’s TSR Percentile on or following January 1, 2019, provided that in no event shall the delivery be made after March 15, 2019.
(b)Deferrals. If permitted by the Company, the Participant may elect, subject to the terms and conditions of the Plan and any other applicable written plan or procedure adopted by the Company from time to time for purposes of such election, to defer the delivery of all or any portion of the shares of Stock that would otherwise be delivered to the Participant hereunder (the “Deferred Shares”), consistent with the requirements of Section 409A of the Code. Upon the vesting of Performance Shares that have been so deferred, the applicable number of Deferred Shares shall be credited to a bookkeeping account established on the Participant’s behalf (the “Account”). Subject to Section 6 hereof, the number of shares of Stock equal to the number of Deferred Shares credited to the Participant’s Account shall be delivered to the Participant in accordance with the terms and conditions of the Plan and the other applicable written plans or procedures of the Company, consistent with the requirements of Section 409A of the Code.
1.Termination of Performance Shares, Forfeiture.
(a)Termination of Employment without Cause or for Good Reason in Connection with a Change in Control. If a Participant’s employment with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause or by the Participant for Good Reason, in each case, prior to the end of the Performance Period and within the two (2) year period following a Change in Control, then the Participant will be entitled to receive the Target Award (assuming any performance targets were achieved at target levels), deliverable at the time and manner specified in Section 4 above.
(b)Termination by reason of Death, Disability. If a Participant’s employment terminates due to death or Disability prior to the end of the Performance Period, the Participant (or his or her estate, in the event of death) will be entitled to receive a pro-rata number of shares of Stock that would have been delivered pursuant to Section 4 had the Participant remained employed through the end of the Performance Period, based on the number of days during the Performance Period that the Participant is considered to be an active employee as determined by the Company, deliverable at the time and manner specified in Section 4 above.
(c)Forfeiture. If a Participant ceases employment or service with the Company and its Subsidiaries during the Performance Period for any reason not set forth in Sections 5(a) and 5(b), then all unvested Performance Shares shall be immediately forfeited without payment upon the Participant’s termination of employment or service. Any portion of the Performance Shares that does not vest as of the end of the Performance Period shall be forfeited without payment as of the end of the Performance Period.
2.Dividends; Rights as Stockholder. Cash dividends on shares of Stock issuable hereunder shall be credited to a dividend book entry account on behalf of the Participant with respect to each Performance Share granted to the Participant, provided that such cash dividends shall not be deemed to be reinvested in shares of Stock and shall be held uninvested and without interest and paid in cash at the same time that the shares of Stock underlying the Performance Shares are delivered to the Participant in accordance with the provisions hereof. Stock dividends on shares of Stock shall be credited to a dividend book entry account on behalf of the Participant with respect to each Performance Share granted to the Participant, provided that such stock dividends shall be paid in shares of Stock at the same time that the shares of Stock underlying the Performance Shares are delivered to the Participant in accordance with the provisions hereof. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any shares of Stock underlying any Performance Shares unless and until the Participant has become the holder of record of such shares.
3.Non-Transferability. No portion of the Performance Shares may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Performance Shares as provided herein, unless and until delivery is made in respect of vested Performance Shares in accordance with the provisions hereof and the Participant has become the holder of record of the vested shares of Stock issuable hereunder.
4.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.
5.Withholding of Tax. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Performance Shares and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any shares of Stock or other consideration otherwise required to be issued pursuant to this Agreement. Any statutorily required withholding obligation with regard to the Participant may be satisfied by reducing the amount of cash or shares of Stock otherwise deliverable to the Participant hereunder. Notwithstanding anything to the contrary in this Section 9, in the event the Stock is not listed for trading on an established securities exchange on the date this Award is required to be settled then the Company shall, at the request of the Participant, deduct or withhold shares of Stock having a fair market value equal to the minimum amount required to be withheld to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to this Award.
6.Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of Stock issued pursuant to this Agreement or, if shares of Stock are evidenced in uncertificated form, the Company may place legends in electronic or book entry form. If certificates are issued, the Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Stock acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 10.
7.Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:
(a)The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 of the Securities Act and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 11.
(b)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the shares of Stock issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such shares of Stock and the Company is under no obligation to register such shares of Stock (or to file a “re-offer prospectus”).
(c)If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Stock, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the shares of Stock issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.
8.Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. Notwithstanding the foregoing sentence, the terms of this Agreement applicable to the Participant will be subject in their entirety to the terms of any employment agreement, offer letter or other document to which the Participant has agreed (and, for the avoidance of doubt, any Performance Share agreement previously granted under the Plan that is subject to such employment agreement, offer letter or other document). The relevant terms of such employment agreement, offer letter or other document, if contrary to the terms of this Agreement, shall govern the rights of the Participant. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.
9.Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.
10.No Right to Employment. Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.
11.Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the transmission by the Company (or any Subsidiary) of any personal data information related to the Performance Shares awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant.
12.Compliance with Laws. The grant of Performance Shares and the issuance of shares of Stock hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule, regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the Performance Shares or any shares of Stock pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the Performance Shares, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law, rule or regulation.
13.Compliance with Section 409A of the Code. The Performance Shares awarded under this Agreement are intended to comply with Section 409A of the Code or an exemption, and payment may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Delivery of the shares of Stock underlying the Performance Shares is intended to be exempt from Section 409A under the “short term deferral” exception. Notwithstanding any provision of this Agreement or the Plan to the contrary, if required by Section 409A of the Code, if the Participant is considered a “specified employee” for purposes of Section 409A of the Code and if delivery of shares of Stock under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, delivery of such shares shall be delayed as required by Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.
14.Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.
15.Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.
16.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
17.Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.
18.Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable laws, rules and regulations.

19.Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of Performance Shares made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or Awards (including, without limitation, the Performance Shares awarded hereunder) give the Participant any right to any grants or Awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.
20.Electronic Signature. To the extent applicable, all references to signatures and delivery of documents in this Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. The Participant’s electronic signature is the same as, and shall have the same force and effect as, such Participant’s manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CHEMTURA CORPORATION

By:

Name:

Title:

PARTICIPANT

Name: